EXHIBIT 5.1

                                   September 10, 1997


VideoLan Technologies, Inc.
11403 Bluegrass Parkway, Suite 400
Louisville, Kentucky 40299


Ladies and Gentlemen:

     We have acted as legal counsel in connection with the preparation of a Form S-3 Registration Statement under the Securities Act of 1933, as amended ("Registration Statement"), covering an aggregate of 14,946,104 shares of common stock, no par value (the "Shares") of VideoLan Technologies, Inc., a Delaware corporation (the "Company").

     We have examined and are familiar with the Certificate of Incorporation and Bylaws of the Company, as amended, and the various corporate records and proceedings relating to the organization of the Company and the issuance of the Shares pursuant to the conversion of the Series 1996A Preferred Stock (the "Preferred Stock"). We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and nonassessable.


     We are qualified to practice law only in the Commonwealth of Kentucky. As to matter of Delaware law, we have reviewed the statutes set forth in Title 8 of the Michie Company's Delaware Corporation Laws Annotated, 1994-95 Edition (collectively, the "Delaware Statutes"). Our opinion is based solely on our review of the Delaware Statutes.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                   Very truly yours,

                                   BROWN, TODD & HEYBURN PLLC


                                       /s/ William G. Strench
                                   By: William G. Strench, Member